SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2008

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2008, AtriCure, Inc. entered into a two-year credit facility by and among AtriCure, as borrower, the banking and lending institutions set forth in the related credit agreement, as lenders and National City Bank, as agent for the lenders. This credit facility matures on July 1, 2010 and is secured by all of AtriCure’s assets and property, tangible and intangible.

The credit facility consists of a revolving credit facility of up to $10,000,000 and a letter of credit facility for an amount equal to the lesser of: (i) $1,500,000 and (ii) the availability under the revolving credit facility. AtriCure must maintain all of its primary deposit accounts with National City or a subsidiary of National City, and was required to deliver cash and/or money market funds having an aggregate value of at least $2,000,000 to be held in a restricted securities account. This balance will remain in the restricted account until all of AtriCure’s obligations under the credit facility are paid in full.

The first $6,000,000 of availability under the revolving credit facility is available in $2,000,000 increments, tied to a corresponding balance deposited in the restricted securities account. AtriCure will be allowed, provided there are no events of default, to decrease and increase the account value in the restricted securities account in its sole discretion, thereby correspondingly decreasing or increasing the revolving credit availability between $2,000,000 and $6,000,000 in $2,000,000 increments. Revolving credit availability between $6,000,000 and $10,000,000 also requires a cash equivalent to borrowing ratio of not less than 1.25 to 1.0. The revolving credit availability is also subject at all times to adequate levels of eligible accounts receivables and inventory, among other factors.

Interest under the credit facility accrues at one month LIBOR (London Interbank Offered Rate) plus 2.25% per annum or if one month LIBOR is unavailable, as provided under the credit agreement, then the interest rate shall be a fluctuating rate equal to the prime rate publicly announced from time to time by National City. For letters of credit, the Company will pay a fee at a rate per annum equal to 1.50% on the amount available to be drawn under the letter of credit from the issuance date (and, as applicable, each renewal date) up to the expiration date. During certain events of default described in the credit agreement, the applicable interest rate increases by 2%.

The credit facility contains customary negative covenants, including limitations on liens, investments and the incurrence of additional indebtedness, and customary affirmative covenants, including reporting with respect to financial statements, receivables, inventory, material contracts, and FDA inspections. In addition, the credit facility contains a financial covenant that requires AtriCure’s EBITDA loss to be no more than $15,000,000. The credit facility also contains customary events of default, including cross-defaults on AtriCure’s indebtedness in excess of $250,000.

The foregoing description of the credit facility does not purport to be complete and is qualified in its entirety by reference to full text of the credit agreement, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 2, 2008, as a condition to entering into the credit facility described under Item 1.01, AtriCure paid off in full its outstanding indebtedness to Lighthouse Capital Partners V, L.P. AtriCure paid $713,031.73 to Lighthouse, which consisted of outstanding principal, accrued interest and a final payment fee due at maturity equal to 15% of borrowings under the facility with Lighthouse.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
10.1	Credit Agreement, dated as of July 1, 2008, among AtriCure, Inc., the lenders party thereto, and National City Bank as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Julie A. Piton
Vice President, Finance and Administration and Chief Financial Officer

Dated: July 2, 2008

EXHIBIT LIST

No.	Description
10.1	Credit Agreement, dated as of July 1, 2008, among AtriCure, Inc., the lenders party thereto, and National City Bank as administrative agent for the lenders.